January 31, 2005

Mr. Robert M. Boeve

Manager

Eden Rivers Investments, L.L.C.

1503 Garfield Road North

Traverse City, Michigan 49686

RE:  Farm-in Terms on Myrtle Beach Prospect

Dear Mr. Boeve,

Following our recent discussions, this letter is a summary of terms under which JMG Exploration, Inc. (JMG) is prepared to drill to earn in the Myrtle Beach Prospect in Burke County, North Dakota from Eden Rivers Investments, L.L.C. (ERI).

1.

ERI will grant a farmout (the Farmout) to JMG covering ERI’s working interests in the mineral leases, and subject to the encumbrances, (the PNG Rights), set out on Schedule A for the Myrtle Beach Prospect attached hereto and forming a part hereof, on the following lands: T162N – R94W, all of sections 15, 16, 17, 20, 21, 22, 23, 26, 27, 28, and 29, in Burke County, North Dakota (the Lands).  ERI does not warrant title to the Schedule A oil and gas leases or to the interests presumed to be covered thereby, but will warrant by, through and under its own actions in connection with such leases.

2.

To earn under the Farmout, JMG will drill, complete, test and produce to tanks a Test Well as follows,

(a)

JMG commits to paying 100% of the Test Well expenses allocable to the PNG Rights.

(b)

“Test Well” means a dual-leg, horizontal test in the Bakken zone, from a surface location in the south half of Section 22, T162N-R94W of the Lands, with one leg extending northeasterly into Section 22 of the Lands, and the other leg extending southeasterly into Section 27 of the Lands.

(c)

If the Test Well expenses attributable to the PNG Rights participation exceed $2.5 MM, then each partner will further contribute according to their interests as defined in Clause 3 below to complete the program.

(d)

If the Test Well expenses attributable to the PNG Rights participation are less than $2.5 MM, then JMG will either continue to spend on additional wells until its total sole risk expenditures equal $2.5 MM after which both parties will contribute according to their interests as defined in Clause 3, or JMG will make a cash payment to ERI as to ERI’s interest as defined in Clause 3, to match the $2.5 MM total commitment and have no further obligation to expend dollars on ERI’s behalf (for greater clarity, $2.5 MM less JMG’s share of actual Test Well expenses times 16.667%), either outcome at JMG’s sole choice.  Stated another way, it is the intention of the parties that JMG will either advance drilling, completion, facility etc. dollars of $416,750.00 for ERI’s working interest account or will pay ERI the unexpended dollars, in cash.

(e)

JMG will reimburse ERI for its costs already incurred for the specific purpose of drilling the Test Well including the costs of surveying, permitting, title opinions, brokerage costs associated with damage settlement and title curative, and related activities.  Any additional well costs incurred by ERI as a result of assistance provided to JMG under their direction, with regard to preparing to drill, drilling, completing, testing and operating the Test Well, shall be reimbursed by JMG.

3.

Upon satisfaction of the earning terms set out in clause 2, JMG will earn 83.333% in the PNG Rights allocable to the Test Well, the balance of the PNG Rights except Section 21, T162-R94W of the Lands and a proportionate share of any tangible equipment, including wellbores, tie-in lines, tanks, etc., owned by ERI and situate on the Lands except Section 21, T162-R94W of the Lands.  ERI will have a carried interest of 16.667% in the PNG Rights in the Test Well and a 16.667% working interest (and not a carried interest) in the balance of the PNG Rights and associated tangibles in the Lands except Section 21, T162-R94W of the Lands.

4.

In Section 21, T162-R94W of the Lands, JMG will earn 75% of the PNG Rights from Surface to the base of the Three Forks formation and a proportionate share of any tangible equipment associated with those formations, and 25% of the PNG Rights in the balance of the formations below the Three Forks formation and a proportionate share of any tangible equipment associated with those formations, and ERI will retain the balance of the PNG Rights as a working interest and not a carried interest.  The existing wellbores and surface equipment in place in Section 21 are currently all allocated to the formations below the Three Forks, and can only be allocated to formations above the Three Forks by mutual consent of the parties.

5.

ERI and JMG will have an area of mutual interest (the AMI) in the balance of the interest in the Lands not included in the PNG Rights and interests acquired in the AMI by one party will be offered to the other party at cost on the basis of 83.333% of such interest for JMG and 16.667% of such interest for ERI, with the sole exception of Section 21, T162-R94W where the basis of costs shall be 50% to each of JMG and ERI.

6.

JMG’s obligation in the Farmout to drill the Test Well shall be subject to:

(a)

acquisition by JMG of the right to drill the Test Well under 97%  of the mineral interests in Sections 22 and Section 27, T162-R94W of the Lands, by lease, farmout, joint venture, lessee participation, landowner participation, statutory pooling or otherwise; and

(b)

 JMG shall have thirty (30) days from the date these terms are accepted by ERI to perform due diligence on ERI’s title to the PNG Rights.

(c)

JMG earned interest in the Lands shall be subject to a proportionate 80.5% maximum NRI and if a specific lease subject hereto is burdened in excess of 19.5% NRI, JMG shall receive its proportionate share of actual net revenue interest as to that specific lease.  Any overriding royalty interests retained by ERI shall be free of all costs to the point of sale.

If the foregoing conditions are not met by April 30, 2005, the Farmout will terminate with no liability accruing to JMG, unless the parties mutually agree to select a different spacing unit in the Lands for a test well.

7.

JMG will spud the Test Well as soon as possible following satisfaction of the conditions set out in clause 6, acquisition of required surface leases and rig availability, but in no event later than April 30, 2005, or the Farmout will be terminated without liability to either party.

8.

JMG will be entitled to a licensed copy of ERI’s existing 3-D seismic data on portions of the Lands that entitles JMG to review, reprocess, rework and use these data, but this license will not constitute ownership of the 3-D seismic data.  ERI has the right to provide these data and will make best efforts to do so at no liability to ERI if tape quality, etc. is not up to JMG’s standards.

9.

The Farmout will contain mutually acceptable industry standard operating and accounting procedures and will appoint JMG the initial Operator.  Any and all legal matters pertaining to the Lands shall be determined by the laws of the State of North Dakota, U.S.A..

10.

Should title fail as to any lease depicted on Schedule A, the dollar value of the carried working interest of ERI will be proportionately reduced, but ERI shall still retain its 16.667% working interest in all leases, etc.  Expiration of a Schedule A lease shall not constitute title failure.

11.

All dollar amounts stated in this agreement are stated as United States funds.

12.

These terms are open for your acceptance until 4:30 p.m. (MST) on Monday, January 31, 2005, by signing and returning this letter by fax to (403) 265-1241.  Upon ERI’s acceptance, this letter of terms will become a binding agreement between the parties to use good faith to negotiate and execute the Farmout.

Yours truly,

JMG EXPLORATION INC.

John Reader

Manager, Business Development and New Ventures

AGREED TO AND ACCEPTED this 1st day of February, 2005.

EDEN RIVERS INVESTMENTS, LLC

Per:

Robert M. Boeve, Manager

1

Myrtle Beach Prospect Farm-in